Filed pursuant to Rule 433

March 11, 2024

Relating to

Preliminary Prospectus Supplement dated March 11, 2024 to

Registration Statement No. 333-277447

THE STATE TREASURY OF THE REPUBLIC OF POLAND

Represented by the Minister of Finance

Pricing Term Sheet
Issuer:	The State Treasury of the Republic of Poland Represented by the Minister of Finance
Principal Amount:	U.S.$1,500,000,000	U.S.$3,000,000,000	U.S.$3,500,000,000
Maturity Date:	March 18, 2029	September 18, 2034	March 18, 2054
Coupon:	4.625%	5.125%	5.500%
Price to Public:	99.243%	99.703%	98.841%
Yield to Maturity:	4.797%	5.162%	5.580%
Spread to Benchmark Treasury:	+70 basis points	+105 basis points	+130 basis points
Benchmark Treasury:	UST 4.250% due February 28, 2029	UST 4.000% due February 15, 2034	UST 4.750% due November 15, 2053
Benchmark Treasury Yield:	4.097%	4.112%	4.280%
Interest Payment Dates:	March 18 and September 18, commencing September 18, 2024	March 18 and September 18, commencing September 18, 2024	March 18 and September 18, commencing September 18, 2024
Pricing Date:	March 11, 2024
Settlement Date (T+5):	March 18, 2024
CUSIP / ISIN:	731011 AX0 / US731011AX08	731011 AY8 / US731011AY80	731011 AZ5 / US731011AZ55
Denominations:	U.S.$1,000 and integral multiples thereof
Day Count:	360-day year of twelve 30-day months
Joint Bookrunners:	Citigroup Global Markets Inc., Deutsche Bank Aktiengesellschaft, J.P. Morgan SE, Santander US Capital Markets LLC
Ratings of the Republic of Poland:	A2 (Moody’s) / A- (S&P) / A- (Fitch)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1-800-831-9146, Deutsche Bank Aktiengesellschaft at +44 207 545 4361, J.P. Morgan SE at +44 207 134 2468 or Santander US Capital Markets LLC at +1-855-403-3636.